Exhibit 99.1

Stepan Reports Third Quarter Results and Nine Month Earnings

Northfield, Illinois, October 23, 2019 -- Stepan Company (NYSE: SCL) today reported:

Third Quarter Highlights

•

Reported net income was $25.9 million, or $1.11 per diluted share versus $21.8 million, or $0.93 per diluted share, in the prior year.  Adjusted net income* was $27.9 million, or $1.20 per diluted share versus $26.4 million, or $1.13 per diluted share, in the prior year.

•

Surfactant operating income was $19.7 million versus $28.8 million in the prior year.  This decrease was primarily attributable to an 8% decline in global sales volume.  The decline in global sales volume was mostly due to the Company’s exit from its sulfonation business in Germany in 2018, lower agricultural demand due to the wet weather in the U.S. farm belt and lower demand in the U.S. commodity consumer product end markets. The current quarter was also significantly impacted by higher inventory-related costs associated with the Company’s internal Asian-U.S. supply chain and the residual impact of the equipment failure in Ecatepec, Mexico. The Company’s insurance provider has acknowledged the Ecatepec incident is a covered event and the Company is pursuing insurance recovery for damaged equipment, incremental supply chain expenses and business interruption.

•

Polymer operating income was $23.3 million versus $19.3 million in the prior year. This increase was mostly attributable to higher volume and improved margins.  Global Polymer sales volume increased 3% versus the prior year.  Global rigid polyol volume growth of 6% more than offset lower volume in other end markets.

•

Specialty Product operating income was $2.3 million versus $2.7 million in the prior year.  This decrease was primarily attributable to unfavorable order timing differences within our pharmaceutical business largely offset by improved margins within our medium chain triglycerides (MCTs) product line.

•	The effect of foreign currency translation negatively impacted net income by $0.4 million, or $0.02 per diluted share, versus the prior year.

•

The Company increased its quarterly cash dividend in the fourth quarter of 2019 by $.025 per share, or 10%, marking the 52nd consecutive year that the Company has increased its cash dividend to stockholders.

YTD Highlights

•

Reported net income was $81.1 million, or $3.48 per diluted share, versus $87.2 million, or $3.74 per diluted share, in the prior year.  Adjusted net income* was $93.7 million, or $4.02 per diluted share, versus $92.2 million, or $3.95 per diluted share, in the prior year.  Total Company sales volume declined 3% compared to the first nine months of 2018. Sales volume growth within the Polymer and

Specialty Product segments was offset by a 4% decline in Surfactant sales volume, or a 2% decline excluding the exit from the sulfonation business in Germany.

•

As disclosed in the first quarter of 2019, the Company elected to change its method of accounting for U.S. inventories from the last in, first out (LIFO) basis to the first in, first out (FIFO) basis.  The Company has retrospectively applied this change to its prior year financial statement comparables and denoted impacted prior year columns “As Adjusted”.  The net impact of changing from the LIFO method to the FIFO method on prior year results was $0.4 million of additional expense recognition in the third quarter and $1.3 million of additional income recognition for the first nine months.  The Company will recognize $1.6 million of additional expense for full year 2018.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs), as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

“Despite the challenging current environment, the Company’s quarterly net income and adjusted net income exceeded prior year, and through nine months, adjusted net income is ahead of last year’s record, said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.  “For the quarter, Surfactant earnings were down significantly due to lower commodity volumes in North America and the slow recovery of our business in Mexico.  The Polymer business had a strong third quarter driven by global rigid polyol growth.  Specialty Products income was down due to customer order patterns, but is expected to deliver significant profit growth for the year.”

Financial Summary

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2019	2018 As Adjusted	% Change	2019	2018 As Adjusted	% Change
Net Sales	$451,582	$507,997	(11)%	$1,413,755	$1,527,198	(7)%
Operating Income (1)	$27,966	$27,145	3%	$98,769	$113,814	(13)%
Net Income (1)	$25,889	$21,754	19%	$81,091	$87,160	(7)%
Earnings per Diluted Share (1)	$1.11	$0.93	19%	$3.48	$3.74	(7)%

Adjusted Net Income (1) (2)	$27,929	$26,356	6%	$93,695	$92,170	2%
Adjusted Earnings per Diluted Share (1) (2)	$1.20	$1.13	6%	$4.02	$3.95	2%

(1)The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

(2)See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Third Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year third quarter includes $1.4 million of after-tax expense versus $2.6 million of after-tax expense in the prior year.

•

Cash-Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year second quarter includes $0.3 million of after-tax expense versus $0.8 million of after-tax expense in the prior year.

•

Business Restructuring:  The current year third quarter includes $0.3 million of after-tax decommissioning expense related to the Company’s prior year Canadian plant closure and Germany sulfonation shutdown versus $1.2 million of after-tax expense in 2018.

Percentage Change in Net Sales

Net sales decreased 11% in the year-over-year third quarter due to a 6% decline in global sales volume, lower selling prices mainly attributable to the pass-through of lower raw material costs, and the unfavorable impact of foreign currency translation.  The lower sales volume primarily reflects a Surfactant decline of 8% partially offset by Polymer growth of 3%.

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Volume	(6)%	(3)%
Selling Price	(4)%	(2)%
Foreign Translation	(1)%	(2)%
Total	(11)%	(7)%

Reported Segment Results

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Net Sales
Surfactants	$299,719	$346,884	(14)%	$962,749	$1,062,708	(9)%
Polymers	$135,089	$141,646	(5)%	$395,904	$404,446	(2)%
Specialty Products	$16,774	$19,467	(14)%	$55,102	$60,044	(8)%
Total Net Sales	$451,582	$507,997	(11)%	$1,413,755	$1,527,198	(7)%

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, all amounts pre-tax)	2019	2018 As Adjusted	% Change	2019	2018 As Adjusted	% Change
Operating Income *
Surfactants	$19,660	$28,824	(32)%	$88,913	$104,370	(15)%
Polymers	$23,283	$19,259	21%	$58,148	$56,863	2%
Specialty Products	$2,261	$2,653	(15)%	$11,374	$6,543	74%
Segment Operating Income	$45,204	$50,736	(11)%	$158,435	$167,776	(6)%
Corporate Expenses	$(17,238)	$(23,591)	27%	$(59,666)	$(53,962)	(11)%
Consolidated Operating Income	$27,966	$27,145	3%	$98,769	$113,814	(13)%

* The 2018 Segment operating income amounts have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

Total segment operating income decreased $5.5 million, or 11%, versus the prior year quarter. Total segment operating income for the first nine months of 2019 decreased $9.3 million, or 6%, versus the prior year.

•

Surfactant net sales were $299.7 million for the quarter, a 14% decrease versus the prior year.  Sales volume decreased 8% mostly due to the Company’s exit from its sulfonation business in Germany in 2018, lower agricultural demand due to the wet weather in the U.S. farm belt and lower demand in the global commodity consumer products end markets.  Selling prices were down 4% primarily due to the pass-through of lower raw material costs.  The translation impact of a stronger U.S. dollar decreased net sales by 2%.  Surfactant operating income decreased $9.2 million primarily due to lower sales volume, higher inventory-related costs associated with the Company’s internal Asian-U.S. supply chain and the residual impact of the equipment failure in Ecatepec, Mexico.

•

Polymer net sales were $135.1 million for the quarter, down 5% versus the prior year.  Total sales volume increased 3%.  Global rigid polyol volume growth of 6% was partially offset by lower phthalic anhydride and specialty polyol volumes.  Selling prices declined 6% and the translation impact of a stronger U.S. dollar negatively impacted net sales by 2%.  Polymer operating income increased $4.0 million versus the prior year quarter primarily due to higher sales volume and a more favorable product mix.

•

Specialty Product net sales were $16.8 million for the quarter, a 14% decrease versus the prior year.  Sales volume declined 2% for the quarter.  Operating income decreased $0.4 million versus the prior year quarter primarily due to unfavorable order timing differences within our pharmaceutical business, partially offset by improved margins within our medium chain triglycerides (MCTs) product line.

Corporate Expenses

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Total - Corporate Expenses	$17,238	$23,591	(27)%	$59,666	$53,962	11%
Less:
Deferred Compensation *	$1,610	$4,222	(62)%	$11,478	$4,971	131%
Business Restructuring	$459	$1,715	(73)%	$1,642	$2,346	(30)%
Adjusted Corporate Expense	$15,169	$17,654	(14)%	$46,546	$46,645	(0)%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, decreased $2.5 million, or 14% for the quarter.  The quarterly decrease was primarily attributable to the non-recurrence of employee separation costs incurred in the prior year quarter.

Income Taxes and Net Interest

The Company’s effective tax rate was 17.3% for the first nine months of 2019 versus 18.7% for the first nine months of 2018.  This year-over-year decrease was primarily attributable to higher current year U.S. research and development tax credits, partially offset by the combined non-recurrence of 2018 favorable tax benefits and unfavorable 2018 tax consequences of repatriating foreign cash.  Net interest expense is down 42% year-over-year primarily due to interest earned on higher U.S. cash balances after the cash repatriation completed in 2018.

Shareholder Return

The Company paid $5.6 million of dividends to shareholders and repurchased $7.0 million of Company stock in the third quarter of 2019.  During the first nine months of 2019 the Company paid $16.9 million of dividends and repurchased $13.2 million of Company stock.  The Company has 349,830 shares remaining under its Board of Directors’ share repurchase authorization.  With the increased cash dividend in the fourth quarter of 2019, the Company has increased its dividend on its common stock for the 52nd consecutive year.

Selected Balance Sheet Information

The Company’s net debt level decreased $11.4 million for the quarter while the net debt ratio dropped from a negative 5% to a negative 7%.  The decrease in net debt was primarily attributable to a $10.7 million increase in cash partially driven by lower working capital requirements.

($ in millions)	9/30/19	6/30/19	3/31/19	12/31/18 As Adjusted
Net Debt
Total Debt	$231.9	$232.6	$271.9	$276.1
Cash	286.0	275.3	269.5	300.2
Net Debt	$(54.1)	$(42.7)	$2.4	$(24.1)
Equity *	854.2	857.7	831.4	807.4
Net Debt + Equity *	$800.1	$815.0	$833.8	$783.3
Net Debt / (Net Debt + Equity)	-7%	-5%	0%	-3%

The major working capital components were:

($ in millions)	9/30/19	6/30/19	3/31/19	12/31/18 As Adjusted
Net Receivables	$283.0	$289.0	$298.9	$280.0
Inventories *	203.3	216.3	215.0	231.5
Accounts Payable	(175.8)	(184.7)	(175.6)	(206.0)
	$310.5	$320.6	$338.3	$305.5

* The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

Capital spending was $25.7 million during the quarter and $70.8 million during the first nine months of 2019.  This compares to $19.2 million and $62.9 million, respectively, in the prior year.  For the full year, capital expenditures are expected to be in the range of $110 million to $130 million.

Outlook

“Adjusted net income for the first nine months of 2019 is up 2% from our record in 2018, despite the Mexican equipment failure and the decrease in commodity surfactant volumes.  We believe our continued focus on end market diversification, Tier 2 and Tier 3 customers, as well as our cost-out activities should improve future Surfactant margins.  We remain optimistic the Polymer business will deliver full year volume growth and incremental margin improvement versus 2018 given our strong rigid polyol growth in the first nine months.  We believe full year Specialty Product results will improve versus 2018.  Overall, despite the current year challenges, we have an opportunity to deliver another year of adjusted net income growth,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.

Conference Call

Stepan Company will host a conference call to discuss the third quarter results at 10:00 a.m. ET (9:00 a.m. CT) on October 23, 2019. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (800) 682-8539, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investor Relations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Luis E. Rojo                              (847) 446-7500

* * * * *

Tables follow

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” ”should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Nine Months Ended September 30, 2019 and 2018

(Unaudited – in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018 As Adjusted	2019	2018 As Adjusted
Net Sales	$451,582	$507,997	$1,413,755	$1,527,198
Cost of Sales *	374,180	424,421	1,158,785	1,262,443
Gross Profit *	77,402	83,576	254,970	264,755
Operating Expenses:
Selling	14,186	14,613	42,295	42,872
Administrative	19,708	21,904	60,558	59,441
Research, Development and Technical Services	13,473	13,977	40,228	41,311
Deferred Compensation (Income) Expense	1,610	4,222	11,478	4,971
	48,977	54,716	154,559	148,595

Business Restructuring	459	1,715	1,642	2,346

Operating Income *	27,966	27,145	98,769	113,814

Other Income (Expense):
Interest, Net	(1,402)	(2,797)	(5,021)	(8,620)
Other, Net *	885	346	4,265	1,990
	(517)	(2,451)	(756)	(6,630)

Income Before Income Taxes *	27,449	24,694	98,013	107,184
Provision for Income Taxes *	1,569	2,940	16,945	20,033
Net Income *	25,880	21,754	81,068	87,151
Net Income (Income) Loss Attributable to Noncontrolling Interests	9	-	23	9
Net Income Attributable to Stepan Company *	$25,889	$21,754	$81,091	$87,160
Net Income Per Common Share Attributable to Stepan Company *
Basic *	$1.12	$0.95	$3.52	$3.78
Diluted *	$1.11	$0.93	$3.48	$3.74
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	23,025	22,986	23,070	23,036
Diluted	23,300	23,288	23,320	23,324

* The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2019	EPS	2018 As Adjusted	EPS As Adjusted	2019	EPS	2018 As Adjusted	EPS As Adjusted
Net Income Reported	$25,889	$1.11	$21,754	$0.93	$81,091	$3.48	$87,160	$3.74

Deferred Compensation (Income) Expense	$1,392	$0.06	$2,610	$0.11	$6,482	$0.28	$2,633	$0.11
Business Restructuring	$334	$0.02	$1,187	$0.05	$1,199	$0.05	$1,660	$0.07
Cash-Settled SARs	$314	$0.01	$805	$0.04	$1,765	$0.08	$717	$0.03
Environmental Remediation	$-	$-	$-	$-	$2,210	$0.09	$-	$-
Voluntary Debt Prepayment	$-	$-	$-	$-	$948	$0.04	$-	$-

Adjusted Net Income	$27,929	$1.20	$26,356	$1.13	$93,695	$4.02	$92,170	$3.95

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2019	EPS	2018	EPS	2019	EPS	2018	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$1,831		$3,434		$8,529		$3,465
Business Restructuring	$459		$1,715		$1,642		$2,346
Cash-Settled SARs	$413		$1,059		$2,322		$943
Environmental Remediation	$-		$-		$2,908		$-
Voluntary Debt Prepayment	$-		$-		$1,247		$-

Total Pre-Tax Adjustments	$2,703		$6,208		$16,648		$6,754

Cumulative Tax Effect on Adjustments	$(663)		$(1,606)		$(4,044)		$(1,744)

After-Tax Adjustments	$2,040	$0.09	$4,602	$0.20	$12,604	$0.54	$5,010	$0.21

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $1.8 million of expense versus $3.4 million of expense in the prior year. The year-to-date impact was $8.5 million of expense versus $3.5 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock are as follows:

	2019				2018
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	$97.06	$91.91	$87.52	$74.00	$87.01	$78.01	$83.18

The deferred compensation income statement impact is summarized below:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2019	2018	2019	2018
Deferred Compensation
Operating Income (Expense)	$(1,610)	$(4,222)	$(11,478)	$(4,971)
Other, net – Mutual Fund Gain (Loss)	(221)	788	2,949	1,506
Total Pre Tax	$(1,831)	$(3,434)	$(8,529)	$(3,465)
Total After Tax	$(1,392)	$(2,610)	$(6,482)	$(2,633)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  The table below presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2019 as compared to 2018:

($ in millions)	Three Months Ended September 30		Increase (Decrease)	Decrease Due to Foreign Currency Translation	Nine Months Ended September 30		(Decrease)	Decrease Due to Foreign Currency Translation
	2018	2018 As Adjusted			2019	2018 As Adjusted
Net Sales	$451.6	$508.0	$(56.4)	$(7.2)	$1,413.8	$1,527.2	$(113.4)	$(33.2)
Gross Profit	77.4	83.6	(6.2)	(1.0)	255.0	264.8	(9.8)	(4.6)
Operating Income	28.0	27.1	0.9	(0.5)	98.8	113.8	(15.0)	(2.5)
Pretax Income	27.4	24.7	2.7	(0.5)	98.0	107.2	(9.2)	(2.4)

Table V

Stepan Company

Consolidated Balance Sheets

September 30, 2019 and December 31, 2018

	Sept. 30, 2019	Dec. 31, 2018 As Adjusted
ASSETS
Current Assets *	$798,028	$833,893
Property, Plant & Equipment, Net	611,279	608,892
Other Assets	109,063	71,829
Total Assets *	$1,518,370	$1,514,614
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$292,963	$338,582
Deferred Income Taxes *	25,218	24,961
Long-term Debt	207,783	239,022
Other Non-current Liabilities	137,499	103,864
Total Stepan Company Stockholders’ Equity *	854,209	807,425
Noncontrolling Interest	698	760
Total Liabilities and Stockholders’ Equity *	$1,518,370	$1,514,614

* The 2018 amounts for the noted line items have been retrospectively changed from the amounts originally reported as a result of the Company’s first quarter 2019 change in method of accounting for U.S. inventory valuation from LIFO to FIFO.